Exhibit 5.3

CONSENT OF N. ERIC FIER

The undersigned hereby consents to:

(i)

the use of (a) the written disclosure derived from the report entitled “Technical Report and Updated Mineral Resource Estimate for the Las Chispas Property, Sonora, Mexico” effective September 13, 2018 and dated November 19, 2018 (the “Report”) in the Annual Information Form for the year ended December 31, 2018 (the “AIF”) of SilverCrest Metals Inc. (the “Company”) filed as an exhibit to the Company’s Form 40-F Annual Report for the period ended December 31, 2018, and any amendments thereto (the “40-F”); and (b) the written disclosure derived from the Report in the Management Discussion and Analysis for the year ended December 31, 2018 (the “Annual MD&A”) of the Company (the written disclosure described in (i)(a)-(b), the “Technical Disclosures”);

(ii)

the use of (a) the scientific and technical information relating to the Company’s mineral properties disclosed in the AIF; (b) the technical information contained in the Annual MD&A of the Company; and (c) the technical information contained in the Management Discussion and Analysis for the nine months ended September 30, 2019 (the “Interim MD&A”) of the Company (the scientific and technical information described in (ii)(a)-(c), the “Technical Information”);

(iii)

the Technical Disclosures and the Technical Information contained in or incorporated by reference into the Company’s Form F-10 Registration Statement (the “Form F-10”), being filed with the United States Securities and Exchange Commission and any amendments thereto;

(iv)	the use of my name in the AIF, 40-F, Annual MD&A, Interim MD&A and Form F-10; and

(v)	the incorporation by reference of the AIF, 40-F, Annual MD&A and Interim MD&A into the Form F-10.

/s/ N. ERIC FIER
Name: N. Eric Fier, CGP, P. Eng
Title: Chief Executive Officer and Director, SilverCrest Metals Inc.

Date: December 11, 2019